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                                                                      Exhibit 11


COMPUTATION OF NET INCOME PER COMMON SHARE

GENOVESE DRUG STORES, INC.

                                              Fiscal Year Ended
                                   January 31,   February 2,   February 3,
                                      1997          1996          1995
                                   -----------   -----------   -----------
Primary:
  Weighted average shares
   outstanding (A)                 12,244,000    12,194,000    12,165,000
  Equivalent shares--dilutive
   stock options--based on
   Treasury stock method using
   average market price                (B)           (B)           (B)

                                   12,244,000    12,194,000    12,165,000
                                   ----------    ----------    ----------


Net income                        $10,401,000    $7,607,000    $9,212,000
                                   ----------    ----------    ----------


Net income per common share (A)       $.85          $.62          $.76
                                      ====          ====          ====




(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividends distributed in fiscal 1995, fiscal 1996 and fiscal 1997.


(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share.


There is no significant difference between primary and fully diluted net income per common share.